Exhibit 23.12

CONSENT OF aNDREW W. WEST

The undersigned hereby consents to the inclusion in or incorporation by reference in the registration statement on Form S-8 (the “Registration Statement”) of Trilogy Metals Inc. filed with the United States Securities and Exchange Commission, to any amendments or post-effective amendments to the Registration Statement and to any prospectuses or prospectus supplements thereto, of references to the undersigned’s name and to the use of, or the incorporation by reference of, the scientific and technical disclosure contained in the annual report on Form 10-K for the fiscal year ended November 30, 2018, and the quarterly reports on Form 10-Q for the periods ended February 28, 2019, May 31, 2019 and August 31, 2019, respectively.

DATED: October 30, 2019

/s/ Andrew W. West
Name: Andrew W. West, CPG